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                       UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   WASHINGTON, D.C. 20549

                          FORM 8-K

   CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
              SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported)     April
                          20, 1998

                   IBM CREDIT CORPORATION
     _________________________________________________
     (Exact Name of Registrant as Specified in Charter)


       Delaware                  1-8175           22-2351962
____________________________  _____________  _____________________
(State or Other Jurisdiction  (Commission     (IRS Employer
   of Incorporation)           File Number)    Identification No.)

    1133 Westchester Avenue, Room 3C2108
          White Plains, New York                   10604
__________________________________________      ___________
  (Address of Principal Executive Offices)       (Zip Code)

Registrant's telephone number, including area code (914) 642-3000

                       Not Applicable
_____________________________________________________________
   (Former Name or Former Address, if changed Since Last
                          Report)


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Item 5.  Other Events

The Registrant's press release dated April 20, 1998, regarding its financial results and selected balance sheet information as of and for the period ended March 31, 1998, is attached.

                         SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duty authorized.


                                         IBM CREDIT CORPORATION
                                             (Registrant)

                                     By:
                                        /s/    Michael J. Twomey
                                        ______________________________
                                        Name:  Michael J. Twomey
Date:  April 23, 1998                   Title: Controller and Treasurer



































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      IBM CREDIT CORPORATION REPORTS FIRST-QUARTER 1998 RESULTS


  WHITE  PLAINS,  New  York, April 20, 1998 . . . IBM Credit
Corporation today reported first-quarter 1998 net earnings of $75.7 million, a decrease of 4 percent, compared with $79.2 million for the same 1997 period.

  New financing originations for commercial and government customers acquiring computer hardware and other information technology products and services in the first quarter of 1998 increased by 2 percent to $1.35 billion, compared with $1.32 billion for the first three months of 1997. New financing originations providing distribution channel partners with working capital for inventory and accounts receivable rose 3 percent to $3.21 billion in the first quarter of 1998, compared with $3.13 billion for the same 1997 period.

  At March 31, 1998, total assets were $15.7 billion, compared with $16.6 billion at December 31, 1997, a decrease of 5 percent. Retained earnings at March 31, 1998, were $1.26 billion, compared with $1.21 billion at December 31, 1997, an increase of 4 percent. The return on average equity was 17.9 percent, compared with 22.1 percent in the first quarter of 1997.

  IBM Credit Corporation in the United States, and the IBM Global Financing organizations worldwide, offer businesses of all sizes leasing and financing for technology acquired from IBM or remarketers. IBM Credit and the IBM Global Financing organizations also offer customers in more than 40 countries a broad array of asset management services and provide remarketers with inventory and accounts receivable financing. Visit the IBM Global Financing home page at www.financing.ibm.com




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